Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

Clarksville, Indiana—January 30, 2015. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported net income and net income available to common shareholders of $1.2 million, or $0.52 per diluted share, for the quarter ended December 31, 2014 compared to net income and net income available to common shareholders of $1.0 million, or $0.44 per diluted share, for the quarter ended December 31, 2013.

Compensation and benefits expense for the quarters ended December 31, 2014 and 2013 included approximately $386,000 and $341,000, respectively, of additional pretax expense due to the accelerated repayment of the loan that financed the purchase of the shares of Company common stock held by the Bank’s Employee Stock Ownership Plan. Had these additional expenses not been incurred, the Company would have recognized net income available to common shareholders of $1.4 million, or $0.63 per diluted share, for the quarter ended December 31, 2014 and net income available to common shareholders of $1.2 million, or $0.53 per diluted share, for the quarter ended December 31, 2013.

Net interest income after provision for loan losses increased $360,000 for the quarter ended December 31, 2014 as compared to the same period in 2013. Interest income increased $275,000 when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $40.9 million, from $613.0 million for 2013 to $653.9 million for 2014, which more than offset the change in interest income due to a decrease in the average tax-equivalent yield on interest-earning assets from 4.55% for 2013 to 4.45% for 2014. Interest expense increased $9,000 when comparing the two periods due primarily to an increase in the average balance of interest-bearing liabilities of $32.1 million, from $533.8 million for 2013 to $565.9 million for 2014, which more than offset the change in interest expense due to a decrease in the average cost of interest-bearing liabilities from 0.69% for 2013 to 0.66% for 2014. The provision for loan losses decreased $94,000, from $301,000 for 2013 to $207,000 for 2014. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, decreased $244,000, from $4.3 million at September 30, 2014 to $4.0 million at December 31, 2014. Net charge-offs were $7,000 for the quarter ended December 31, 2014 compared to net recoveries of $132,000 for the same period in 2013.

Noninterest income increased $7,000 for the quarter ended December 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in services charges on deposit accounts, cash surrender value of life insurance and real estate lease income of $53,000, $31,000 and $9,000, respectively, which more than offset a decrease in net gain on trading account securities of $86,000.

Noninterest expenses increased $210,000 for the quarter ended December 31, 2014 as compared to the same period in 2013. The increase was due primarily to increases in other operating and data processing expenses of $114,000 and $71,000, respectively. The increase in other operating expenses is due primarily to provisions for insurance claims of $85,000 for First Savings Insurance Risk Management, Inc., the Company’s wholly-owned captive insurance subsidiary formed in September 2014, and $30,000 of fees related to the Bank’s conversion to an Indiana-chartered commercial bank effective December 19, 2014. The increase in data processing expense is due primarily to contract termination costs of $68,000 incurred during the quarter ended December 31, 2014.

The Company recognized income tax expense of $408,000 for the quarter ended December 31, 2014, for an effective tax rate of 25.4%, compared to income tax expense of $423,000, for an effective tax rate of 29.2%, for the same period in 2013.

Comparison of Financial Condition at December 31, 2014 and September 30, 2014

Total assets increased $10.0 million from $713.1 million at September 30, 2014 to $723.1 million at December 31, 2014. Net loans increased $7.3 million, which more than offset a decrease in investment securities of $2.1 million. Total deposits decreased $17.4 million due primarily to a $9.5 million decrease in public funds, as well as attrition in retail certificates of deposit of $6.7 million. Borrowings from the Federal Home Loan Bank increased $22.3 million in order to fund the increase in loans and decrease in deposits.

Stockholders’ equity increased $2.4 million from $87.1 million at September 30, 2014 to $89.5 million at December 31, 2014. At December 31, 2014, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Floyds Knobs, Georgetown, Corydon, Lanesville, Elizabeth, English, Leavenworth, Marengo and Salem. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended
	December 31,
OPERATING DATA:	2014	2013
(In thousands, except share and per share data)

Total interest income	$7,009	$6,734
Total interest expense	931	922

Net interest income	6,078	5,812
Provision for loan losses	207	301

Net interest income after provision for loan losses	5,871	5,511

Total noninterest income	1,111	1,104
Total noninterest expense	5,374	5,164

Income before income taxes	1,608	1,451
Income tax expense	408	423

Net Income	$1,200	$1,028

Less: Preferred stock dividends declared	(43)	(43)

Net Income available to common shareholders	$1,157	$985

Net Income per share, basic	$0.55	$0.46
Weighted average common shares outstanding, basic	2,111,962	2,158,106

Net Income per share, diluted	$0.52	$0.44
Weighted average common shares outstanding, diluted	2,217,472	2,260,658

Performance ratios (annualized):
Return on average assets	0.67%	0.61%
Return on average equity	5.41%	4.95%
Return on average common stockholders' equity	6.71%	6.23%
Interest rate spread	3.79%	3.86%
Net interest margin	3.88%	3.95%
Efficiency ratio	74.75%	74.67%

	December 31,	September 30,
FINANCIAL CONDITION DATA:	2014	2014
(Dollars in thousands, except per share data)

Total assets	$723,144	$713,129
Cash and cash equivalents	20,972	20,330
Investment securities	193,308	195,435
Gross loans	447,656	440,126
Allowance for loan losses	6,450	6,250
Earning assets	657,339	649,086
Goodwill	7,936	7,936
Core deposit intangibles	1,639	1,725
Deposits	515,747	533,194
FHLB borrowings	101,863	79,548
Total liabilities	633,635	626,049
Stockholders' equity	89,509	87,080

Book value per common share	33.08	32.21
Tangible book value per common share	28.71	27.76

Non-performing assets:
Nonaccrual loans	3,317	3,804
Accruing loans past due 90 days	721	478
Troubled debt restructurings classified as performing loans	8,402	7,537
Foreclosed real estate	549	953
Other nonperforming assets	-	12

Asset quality ratios:
Allowance for loan losses as a percent of
total gross loans	1.42%	1.40%
Allowance for loan losses as a percent of
nonperforming loans	159.73%	145.96%
Nonperforming loans as a percent of total loans	0.89%	0.96%
Nonperforming assets as a percent of total assets	1.80%	1.79%